Exhibit 5.1

ATTORNEYS AT LAW 111 HUNTINGTON AVENUE BOSTON, MASSACHUSETTS 02199 617.342.4000 TEL 617.342.4001 FAX www.foley.com CLIENT/MATTER NUMBER 106876-0129

June 29, 2020

FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, Connecticut 06810

Ladies and Gentlemen:

We have acted as counsel for FuelCell Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the selling stockholders identified in the Registration Statement of up to 17,396,320 shares of the Company’s common stock, $0.0001 par value, of which (i) 8,000,000 shares are issuable to the selling stockholders upon the exercise of warrants (the “Warrants”) held by the selling stockholders (the “Warrant Shares”) and (ii) 9,396,320 shares were issued to the selling stockholders upon the cashless exercise of warrants held by the selling stockholders (the “Issued Shares”).

In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus, and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Company’s Certificate of Incorporation and Amended and Restated By-laws, each as amended to date; and (iii) certain resolutions of the Board of Directors of the Company. We have also considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as we have deemed appropriate as a basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents, certificates and records submitted to us as originals, and the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies.

It is understood that this opinion is to be used only in connection with the offer and sale of the Warrant Shares and the Issued Shares while the Registration Statement is effective.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on the statements of fact contained in the documents, certificates and records that we have examined, we are of the opinion that:

June 29, 2020 Page 2

1.       The Warrant Shares, when issued in accordance with the provisions of the Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

2.       The Issued Shares are duly authorized, validly issued, fully paid and nonassessable.

This opinion is issued as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP